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EXHIBIT 11


       CROWN CENTRAL PETROLEUM CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF EARNINGS PER SHARE
          (thousands of dollars except per share amounts)



                                                  Three Months Ended
                                                        March 31
                                                   1996          1995
                                                ----------    ---------
  Primary and Fully Diluted Earnings Per Share

    Net (loss)                                  $ (13,010)    $ (10,175)
                                                =========     =========

  Shares outstanding as reported at
  January 1, 1996 and 1995, respectively        9,952,950     9,803,098

  Restricted shares held by the Company at
  January 1                                      (255,300)     (105,500)

  Weighted average effect of 7,300 shares
  of common stock issued in March 1996              2,433
                                                ---------     ---------
  Weighted average number of common shares
  outstanding, as adjusted at March 31          9,700,083     9,697,598
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                                                =========     =========

  Net (loss) per common share                   $   (1.34)    $   (1.04)
                                                =========     =========

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